First Foundation Inc. (NYSE: FFWM) January 30, 2025

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

●	Sold approximately $489 million principal balance of multifamily loans held for sale at a price of 95.1, above initial and quarter-end fair-value pricing.
●	Recorded $20.1 million in provision for loan losses increasing the ratio of allowance for credit losses to total loans held for investment to 0.41%.
●	Welcomed Thomas C. Shafer as new CEO and Allen Parker as a new member of Board of Directors.
●	Net loss attributable to common shareholders was $14.1 million or net loss per share of $0.17 (basic and diluted) for the quarter, and $92.4 million or net loss per share of $1.41 (basic and diluted) for the year. The full year results include a lower of cost or market (LOCOM) adjustment totaling $117.5 million on the reclassification of $1.9 billion in multifamily loans from loans held for investment to loans held for sale in the third quarter.

4Q24 Key Financial Data	Highlights

Profitability Metrics	4Q24	3Q24	4Q23
Return on average assets (%)	(0.42)	(2.44)	0.08
Adjusted return on average assets (%)(a)	(0.42)	0.08	0.09
Return on average common equity (%)	(5.8)	(33.9)	1.1
Return on average tangible common equity (%)(a)	(5.7)	1.1	1.2
Net interest margin (%)	1.58	1.50	1.36
Efficiency ratio (%)(a)	103.1	98.1	98.5

Income Statement (b)	4Q24	3Q24	4Q23
Net interest income	$ 51,310	$ 49,119	$ 42,493
Noninterest income	$ 13,367	($ 105,580)	$ 13,876
Net (loss) income attributable to common shareholders	($ 14,111)	($ 82,174)	$ 2,548
Adjusted net (loss) income attributable to common shareholders(a)	($ 13,873)	$ 2,679	$ 2,828
(Loss) earnings per share	($ 0.17)	($ 1.23)	$ 0.05
Adjusted (loss) earnings per share (basic and diluted) (a)	($ 0.17)	$ 0.04	$ 0.05

Balance Sheet (b)	4Q24	3Q24	4Q23
Total loans	$ 9,227,212	$ 9,877,258	$ 10,177,802
Total deposits	$ 9,870,279	$ 10,304,604	$ 10,688,932
Loan to deposit ratio	93.5%	95.9%	95.2%
Net charge-off ratio	0.70%	0.01%	0.02%
Book value per common share	$ 12.79	$ 15.77	$ 16.39
Tangible book value per common share(a)	$ 11.68	$ 13.79	$ 16.30
Tangible book value per common share (adjusted) (a)	$ 9.36	$ 9.50	N/A
Total risk-based capital ratio	13.87%	14.21%	12.27%

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Loan to deposit ratio of 93.5% as of December 31, 2024.
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Cost of deposits 3.19% for the fourth quarter, a decrease of 22 basis points from the prior quarter.
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Maintained strong liquidity and capital positions:
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Total liquidity of $4.4 billion as of December 31, 2024.
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Liquidity to uninsured and uncollateralized deposits ratio of 2.73x
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Total risk-based capital ratio of 13.87%, an increase of 160 basis points from year-ago quarter (c)
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CET1 capital ratio of 10.47%, an increase of 45 basis points from year-ago quarter. (c)
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Net interest margin of 1.58% for the fourth quarter, an increase of 8 basis points from prior quarter and 22 basis points compared to the year-ago quarter.
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All shares of Series B preferred stock issued in the July 2024 capital raise automatically converted into an aggregate of 14,490,000 shares of common stock on October 2, 2024, enhancing CET1 risk-based capital.

(a) Non-GAAP measure. See “Non-GAAP Financial Measures” below (b) Dollars in thousands, except per share data and ratios (c) Capital ratio for 12/31/24 is preliminary

DALLAS, TX – First Foundation Inc. (NYSE: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported a net loss of $14.1 million, or $0.17 per share (basic and diluted) for the fourth quarter of 2024.  The Company completed a sale of multifamily loans totaling approximately $489 million in principal balance which were part of the $1.9 billion principal balance of loans reclassified in the third quarter from loans held for investment to loans held for sale.  The loan sale is part of the Company’s strategy to reduce exposure to low coupon fixed rate loans and concentration in multifamily commercial real estate (“CRE”) loans. Fourth quarter’s results also include the recording of $20.1 million in additional provision for loan losses, increasing the ratio of allowance for credit losses to total loans held for investment to 0.41%.

Thomas C. Shafer CEO

"In the fourth quarter we continued executing on the plan intended by our recapitalization earlier in the year with the sale of $489 million of our held-for-sale multifamily loan portfolio”, said Thomas C. Shafer, Chief Executive Officer of First Foundation, Inc.  “Proceeds of the sale were used directly to pay down high-cost funding, and we are focused on selling the remainder of the held-for-sale portfolio this year.  These transactions are supporting our goals of reducing our CRE exposure, improving our funding risk profile, and freeing up capacity to further develop other lines of business”

Jamie Britton CFO

“While we are pleased with the benefits brought by an initial set of short-term rate reductions, we recognize that long-term value will be driven by our ability to transition our balance sheet and build more holistic product offerings for our clients,” conveyed Jamie Britton, Chief Financial Officer of First Foundation Inc.  “Continuing to execute against our strategic initiatives was the right way to end a very important year for our company.  I am thankful for the efforts of our dedicated team, and I am optimistic about the continued progress we will make in the year ahead.”

Investor contact: Jamie Britton, jbritton@ff-inc.com | 949-476-0300

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

l

4Q24 Highlights
Financial Results:
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Net interest income of $51.3 million for the quarter, up from $49.1 million in the prior quarter.
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Net interest margin (“NIM”) improved to 1.58% for the quarter, up from 1.50% in the prior quarter.
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The allowance for credit losses on loans held for investment totaled $32.3 million as of December 31, 2024, compared to $29.3 million as of September 30, 2024.  The ratio of allowance for credit losses to total loans held for investment was 0.41% as of December 31, 2024, compared to 0.36% at prior quarter end.  During the quarter $20.1 million in provision for loan losses was recorded reflecting higher reserves for the equipment finance lease portfolio, due to the increased level of charge-offs, increased model-calculated loss factors in the commercial loan portfolio, and an increase in the level of criticized assets due to continued stressed economic conditions, with higher interest rates and higher expenses potentially impacting commercial loans’ property-driven cashflows.  Non-CRE commercial loans accounted for 87% of the current quarter’s charge-offs.
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During the quarter approximately $489 million in multifamily loans were sold at a price of 95.1%, part of the $1.9 billion in multifamily loans transferred in the prior quarter at a fair value price of 93.8% from loans held for investment to loans held for sale.  The fair value for the remainder of the held for sale portfolio was recorded at 93.4% at the end of the fourth quarter.
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Nonperforming assets (“NPAs”) to total assets were 0.37%, up from 0.33% in the prior quarter.
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Cash and cash equivalents totaled $1.0 billion, representing 8.0% of total assets at December 31, 2024, compared to $1.1 billion, or 8.3% of total assets at September 30, 2024.
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Combined available credit facilities from the Federal Home Loan Bank and the Federal Reserve Bank’s discount window totaled $2.8 billion.  An additional $240 million is available in uncommitted federal funds credit lines and $20 million remains available in a holding company line of credit.
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Noninterest expense to average total assets (annualized) of 2.02% for the quarter, 1.79% for the prior quarter, and 1.76% for the year ended December 31, 2024.
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Tangible book value per common share as converted (non-GAAP measure) was $9.36 as of December 31, 2024.
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Total tangible common equity of $962 million and tangible book value per common share of $11.68 (non-GAAP measures) as of December 31, 2024, compared to $936 million and $13.79 per common share, respectively as of September 30, 2024.  During the quarter, all shares of Series B preferred stock issued as part of the July 2024 capital raise automatically converted into an aggregate of 14,490,000 shares of common stock.
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$66.3 million (tax-effected) in combined unrealized/unrecognized losses on our combined investment securities portfolio (available-for-sale and held-to-maturity portfolios), compared to $42.5 million in the prior quarter. Unrealized/unrecognized losses on the combined investment securities portfolio widened as a result of a sharp rise in yields on mortgage-backed securities following the end of the third quarter, which inversely impacted their value.
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Deposits totaled $9.9 billion as of December 31, 2024, compared to $10.3 billion as of September 30, 2024.

Other Activity:
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Loan fundings totaled $364 million at an average yield of 7.51% for the current quarter compared to $366 million at an average yield of 8.23% in the prior quarter.  Full year fundings totaled $1.5 billion at an average yield of 8.08% compared to $1.5 billion at an average yield of 7.94% for the year-ago period.
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Cost of deposits (including noninterest bearing) decreased to 3.19% for the current quarter, down from 3.41% in the prior quarter.
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Average assets totaled $13.3 billion for the quarter ended December 31, 2024, compared to $13.5 billion for the prior quarter.
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Assets under management (“AUM”) at FFA ended the quarter at $5.4 billion, compared to $5.5 billion at the prior quarter.  Trust assets under advisement (“AUA”) at FFB were $1.1 billion, compared to $1.2 billion in the prior quarter.

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

Spotlight
First Foundation Advisors Recognized as a Top Registered Advisory Firm by Barron’s	First Foundation Advisors Named to CNBC FA100 List

First Foundation Advisors made Barron’s list of the top 100 registered investment advisory firms in 2024.  The annual list evaluates financial advisors based on a proprietary set of criteria, including type of assets under management, growth of advisors’ practice, client retention, and quantitative factors such as the advisors’ experience, their advanced degrees, industry designations, philanthropic efforts, and other metrics.

First Foundation Advisors was recognized as one of 2023’s top registered investment advisory firms on the CNBC FA100 list.  First Foundation Advisors ranked seventeenth on the national list and marks the second consecutive year that it has been recognized on the list.  The rankings were based on a number of factors, including total assets under management, years in business, and accounts managed.

Please Note: Limitations. Neither rankings nor recognitions by unaffiliated rating services, publications, media, or other organizations, nor the achievement of any professional designation, certification, degree or license, membership in any professional organization, or any amount of prior experience or success, should be construed by a client or prospective client as a guarantee that the client will experience a certain level of results if the firm is engaged, or continues to be engaged, to provide investment advisory services. A fee was not paid by the firm to receive the ranking. The ranking is based upon specific criteria and methodology (see ranking criteria/methodology). No ranking or recognition should be construed as an endorsement by any past or current client of the firm.

Details

Loans

Loan balances totaled $9.2 billion as of September 30, 2024, compared to $9.9 billion and $10.2 billion as of September 30, 2024, and December 31, 2023, respectively.  Loan balances consisted of $7.9 billion in loans held for investment and $1.3 billion in loans held for sale at December 31, 2024 compared to $8.1 billion in loans held for investment and $1.8 billion in loans held for sale at September 30, 2024.

Loan fundings totaled $364 million, offset by loan payments and payoffs of $589 million, in the quarter.  This compares to loan fundings totaling $366 million, offset by loan payments and payoffs of $467 million, in the prior quarter and loan fundings totaling $339 million, offset by loan payments and payoffs of $444 million in the fourth quarter of 2023.  Commercial and industrial (“C&I”) loans accounted for 89% of total fundings for the quarter, and 88% of total fundings for the year.  C&I loans consist primarily of commercial revolving lines of credit and term loans.

Loan sales totaled $489 million in the quarter and consisted of multifamily loans with a weighted average interest rate of 3.53%.  As a result of the transaction, $4.4 million in gain on sale of loans was recorded and is included in noninterest income.  The benefit to noninterest income was partially offset ($3.3 million) by the reduction in the fair value of the remaining $1.4 billion of loans held for sale, which was recorded at the end of the quarter as 93.4%.

Loan portfolio average yield was 4.71% in the quarter, an increase of 1 basis point compared to 4.70% in the fourth quarter of 2023.  Average yields on new loan fundings were 7.51% in the quarter and 8.08% for the year, compared to 8.23% in the prior quarter and 7.94% for the prior year.

Investment Securities

Investment securities were $2.0 billion as of December 31, 2024, compared to $2.0 billion and $1.5 billion as of September 30, 2024, and December 31, 2023, respectively.  During the quarter, $100 million in investment securities were purchased, offset by $76 million in principal paydowns.  The investment securities purchased during the quarter consisted of agency mortgage-backed securities at a weighted average yield of 5.36%.

The allowance for credit losses for investments was $4.1 million as of December 31, 2024, compared to $7.3 million from the prior quarter.  A majority of the reduction in the allowance for credit losses for investments was related

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

to an interest-only strip security that was near maturity.  Related impairment charges of $3.1 million were also recorded in provision for credit losses on the income statement.  Unrealized losses (tax-effected) on the available-for-sale portfolio totaled $12.7 million as of December 31, 2024, compared to $0.7 million as of September 30, 2024.  Unrecognized losses (tax-effected) on the held-to-maturity portfolio totaled $53.6 million as of December 31, 2024, compared to $41.8 million as of September 30, 2024.  Combined unrealized and unrecognized losses (tax-effected) on the available-for-sale and held-to-maturity portfolios totaled $66.3 million, or 3.27% of the combined portfolios as of December 31, 2024, compared to $42.5 million or 2.08% of the combined portfolios as of September 30, 2024.  The increase in unrealized and unrecognized losses (tax-effected) was largely driven by the sharp rise in yields on mortgage-backed securities following the end of the third quarter.

Investment securities portfolio average yield was 4.41% in the quarter, compared to 4.23% in the prior quarter and 3.84% in the fourth quarter of 2023.

Deposits and Borrowings

Deposits were $9.9 billion as of December 31, 2024, compared to $10.3 billion as of September 30, 2024, and $10.7 billion as of December 31, 2023.  The decrease in deposits from the prior quarter was largely due to a $488 million decrease in higher-cost brokered deposits achieved following the $489 million sale of loans held for sale. Certificates of deposit accounted for 24% of total deposits as of December 31, 2024, compared to 25% and 29% as of September 30, 2024, and December 31, 2023, respectively.  Core deposits accounted for 67% of total deposits as of December 31, 2024, compared to 64% and 60% as of September 30, 2024, and December 31, 2023, respectively.  Brokered deposits accounted for 33% of total deposits as of December 31, 2024, compared to 36% and 40% as of September 30, 2024, and December 31, 2023, respectively.

Cost of deposits was 3.19% for the quarter, compared to 3.41% for both the prior and year-ago quarters.

Insured and collateralized deposits accounted for approximately 84% of total deposits as of December 31, 2024, compared to 85% from the prior quarter.

Our loan to deposit ratio measured 93.5% as of December 31, 2024, compared to 95.9% and 95.2% as of September 30, 2024, and December 31, 2023, respectively.

Borrowings were $1.4 billion as of December 31, 2024, compared to $1.7 billion and $1.4 billion as of September 30, 2024, and December 31, 2023, respectively.  Average borrowings outstanding were $1.5 billion or 11.5% of average assets for the quarter, compared to $1.7 billion or 12.6% of average assets for the prior quarter and $1.1 billion or 8.6% for the fourth quarter of 2023.  The weighted average rate paid on borrowings was 4.14% for the quarter, compared to 4.04% for the prior quarter and 4.07% for the fourth quarter of 2023.  During the quarter, $266.6 million in borrowings at a rate of 4.76% from the Bank Term Funding Program (“BTFP”) at the Federal Reserve Bank were repaid in full.

As of December 31, 2024, our unused borrowing capacity was $3.0 billion, which consists of available lines of credit with the FHLB and other correspondent banks as well as access to the Federal Reserve Bank’s discount window.

Private Wealth Management and Trust Assets

Our AUM balance was $5.4 billion as of December 31, 2024, compared to $5.5 billion from the prior quarter, and $5.2 billion as of December 31, 2023.  Activity within the AUM balance during the quarter consisted of the following:  $91 million of new accounts; $38 million of net withdrawals; and $107 million of performance losses.  AUA at FFB’s Trust Department was $1.1 billion as of December 31, 2024, compared to $1.2 billion in the prior quarter and $1.3 billion at December 31, 2023.

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

Net Interest Income and Net Interest Margin

Net interest income was $51.3 million for the quarter, compared to $49.1 million for the prior quarter and $42.5 million for the fourth quarter of 2023.  Interest income totaled $152.5 million for the quarter, compared to $157.2 million for the prior quarter and $146.6 million for the fourth quarter of 2023.  The decrease in interest income compared to the prior quarter was due to a decrease in average interest-earning asset balances and a decrease in the average rates earned on such balances.  Average interest-earning asset balances totaled $13.0 billion for the quarter, compared to $13.2 billion for the prior quarter and $12.7 billion for the fourth quarter of 2023.  Yields on interest-earning assets averaged 4.68% for the quarter, compared to 4.75% for the prior quarter and 4.62% for the fourth quarter of 2023.

Interest expense was $101.2 million for the quarter, compared to $108.0 million for the prior quarter and $104.1 million for the fourth quarter of 2023.  The decrease in interest expense compared to the prior quarter was due primarily to a decrease in average interest-bearing liability balances, as well as a decrease in rates paid on such balances.  Average interest-bearing liability balances, consisting of interest-bearing deposits, borrowings, and subordinated debt, totaled $9.9 billion for the quarter, compared to $10.1 billion from the prior quarter and $9.9 billion for the fourth quarter of 2023.  Rates on interest-bearing liability balances averaged 4.05% for the quarter, compared to 4.24% for the prior quarter and 4.19% for the fourth quarter of 2023.  Rates on interest-bearing deposits averaged 4.04% for the quarter, compared to 4.29% for the prior quarter and 4.21% for the fourth quarter of 2023.  Rates on borrowings averaged 4.14% for the quarter, compared to 4.04% for the prior quarter and 4.07% for the fourth quarter of 2023.

The 0.19% decrease in average rate paid on interest-bearing liability balances, offset by a decrease of 0.07% in the yield earned on interest-earning assets contributed to an increase in net interest margin (“NIM”) for the quarter.  NIM was 1.58% for the quarter, compared to 1.50% for the prior quarter and 1.36% for the fourth quarter of 2023.

Noninterest Income

Noninterest income (loss) totaled $13.4 million for the quarter and ($65.9) million for the year.  In the third quarter, the Company recorded a $117.5 million LOCOM adjustment to account for the transfer of a portion of the multifamily loan portfolio from loans held for investment to loans held for sale.  The transferred loans are carried on the balance sheet at lower of amortized cost or fair value and the LOCOM adjustment equated to a 93.8% fair-value at the time of transfer.  Excluding the LOCOM adjustment, noninterest income was $11.9 million in the prior quarter, and $51.6 million for the year.  In comparison, noninterest income was $49.4 million for the prior year.

Noninterest income during the quarter was comprised of $7.5 million in investment advisory fees, $1.8 million in trust consulting and administrative fees, $1.6 million in loan and servicing fees, $1.1 million in combined gains and losses on the sale of loans and LOCOM adjustments, $0.4 million of deposit account fees and other income of $0.9 million.

Noninterest Expense

Noninterest expense was $67.0 million in the quarter, compared to $60.2 million in the prior quarter and $55.9 million in the fourth quarter of 2023.  Noninterest expense to average total assets was 2.02% in the quarter, compared to 1.79% in the prior quarter and 1.70% in the fourth quarter of 2023.  Noninterest expense to average total assets for the year was 1.76%, compared to 3.44% for the prior year, which included a one-time goodwill impairment charge.

Compensation and benefits expense totaled $25.4 million for the quarter and $83.9 million for the year, compared to $20.0 million for the prior quarter and $84.3 million for the prior year.  Headcount averaged 555 FTEs for the

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

year, compared to 609 for the prior year, a decrease of 8.9%.  Occupancy and depreciation expense totaled $10.4 million for the quarter and $37.5 million for the year, compared to $9.0 million for the prior quarter and $36.8 million for the prior year.  The increase from the prior quarter was largely due to a $1.1 million write-off of previously incurred software development costs.  Professional services and marketing costs totaled $5.8 million for the quarter and $18.0 million for the year, compared to $5.1 million for the prior quarter and $15.2 million for the prior year.  The increase from the prior quarter was largely due to an increase in legal and accounting fees.

Customer service costs totaled $17.8 million for the quarter and $63.6 million for the year, compared to $19.0 million in the prior quarter, $76.8 million for the prior year, and $16.4 million in the fourth quarter of 2023.  The decrease in customer service costs from the prior quarter was due primarily to a decrease in the average rates paid on depository accounts receiving earnings credit offset by an increase in average balances of such accounts compared to the prior quarter.  The decrease in average rates paid follows the decline in the Fed Funds target rate which occurred late in the previous quarter.  The increase in average balances of depository accounts receiving earnings credit was due to seasonally returning mortgage servicing-related deposits which typically increase during the latter half of the year before declining to their season low in the first quarter.  The current year decrease in customer service costs from the prior year was due to a decrease in the average rates paid on depository accounts receiving earnings credits and a decrease in the average balances receiving earnings credits.

Our efficiency ratio (non-GAAP) for the quarter was 103.1%, compared to 98.1% for the prior quarter, and 98.5% for the fourth quarter of 2023.  The efficiency ratio is a measure of noninterest expense to revenue (net interest income plus noninterest income) on an adjusted basis.

Income Tax Expense

We recorded income tax benefit of $8.8 million in the fourth quarter of 2024, compared to a tax benefit of $34.8 million in the prior quarter and $2.3 million in the fourth quarter of 2023. The total year-to-date tax benefit was $45.0 million, compared to $1.0 million for the prior year.  Our annual effective tax rates for 2024 and 2023 were 32.7% and 0.50%, respectively.  The changes in the effective tax rate were predominately due to the changes in pretax income, most notably in the third quarter there was a $117.5 million LOCOM loss related to the reclassification of $1.9 billion of loans from loans held for investment to loans held for sale.

Asset Quality

Total nonperforming assets were $46.7 million as of December 31, 2024, compared to $44.4 million and $20.2 million as of September 30, 2024, and December 31, 2023, respectively.  Our ratio of nonperforming assets to total assets was 0.37% as of December 31, 2024, compared to 0.33% and 0.15% as of September 30, 2024, and December 31, 2023, respectively. Total delinquent and nonaccrual loans were $70.4 million or 0.89% of total loans held for investment as of December 31, 2024, compared to $67.4 million or 0.83% of total loans held for investment as of September 30, 2024, and $42.5 million or 0.42% of total loans held for investment as of December 31, 2023.

Our allowance for credit losses for loans was $32.3 million, or 0.41% of total loans held for investment as of December 31, 2024, compared to $29.3 million, or 0.36% of total loans held for investment as of the prior quarter, and $29.2 million, or 0.29% of total loans held for investment as of December 31, 2023.  Net charge-offs were $17.1 million or 0.70% (annualized) of average loan balances for the quarter, compared to $0.3 million or 0.01% (annualized) for the prior quarter, and net charge-offs of $0.6 million or 0.02% (annualized) of average loan balances for the fourth quarter of 2023.  The increase in net charge-offs during the fourth quarter was primarily due to full write-offs of three commercial credit relationships which comprise approximately 78% of the total charge-offs in the quarter.  The charge-offs reflect the credit relationships’ inadequate payment performance, companies’ sustained operating losses and inadequate protection by the value of the collateral.  These credit

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

relationships are not representative of the overall loan portfolio credit profile.  The remaining charge-offs were related mostly to several delinquent equipment finance leases, with little or no collateral value protection.

The ratio of the allowance for credit losses for loans to total past due and nonaccrual loans was 45.9% as of December 31, 2024, compared to 43.5% and 68.7% as of September 30, 2024, and December 31, 2023, respectively.

Capital

The following table sets forth our regulatory capital ratios as of the dates indicated:

	As of
(unaudited)	December 31,	September 30,	December 31,
First Foundation Inc.	2024	2024	2023
Common equity tier 1 risk-based capital ratio	10.47%	10.31%	10.02%
Tier 1 leverage ratio	7.55%	7.64%	7.20%
Tier 1 risk-based capital ratio	11.47%	11.81%	10.02%
Total risk-based capital ratio	13.87%	14.21%	12.27%

First Foundation Bank
Common equity tier 1 risk-based capital ratio	13.13%	13.41%	11.62%
Tier 1 leverage ratio	8.63%	8.65%	8.35%
Tier 1 risk-based capital ratio	13.13%	13.41%	11.62%
Total risk-based capital ratio	13.54%	13.81%	12.01%

(1)	The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 risk-based capital ratio of 6.5%; a tier 1 leverage ratio of 5.00%; a tier 1 risk-based capital ratio of 8.00%; and a total risk-based capital ratio of 10.00%. The December 31, 2024 ratios are preliminary and subject to change until filing of our FR Y-9C report (First Foundation Inc.) and Call Report (First Foundation Bank) for December 31, 2024 is completed.

Shareholders' equity totaled $1,053.4 million as of December 31, 2024, compared to $1,069.8 million and $925.3 million as of September 30, 2024, and December 31, 2023, respectively.  The change from the prior quarter consists primarily of net loss of $14.1 million for the quarter and an increase in the net loss in accumulated other comprehensive income (“AOCI”) of $3.4 million for the quarter.  In October 2024 all Series B preferred stock issued as part of the July 2024 capital raise were converted to common shares.  As of December 31, 2024, preferred stock within shareholders’ equity consists solely of Series A preferred stock issued as part of the July 2024 capital raise.  The July 2024 capital raise is more fully described on Form 8-K filed with the SEC on July 9, 2024.  Concurrent with the October 2024 conversion of the Series B preferred stock to common shares, the quarterly non-cumulative cash dividend (annual rate of 13%) and liquidation preference rights of the remaining Series A preferred stock ceased to apply.  At December 31, 2024, there were no declared dividends outstanding with respect to preferred or common stock. Our tangible book value per common share (non-GAAP measure) was $11.68 as of December 31, 2024, compared to $13.79 as of September 30, 2024, and $16.30 as of December 31, 2023.  The decrease in tangible book value per common share during the quarter is reflective of the aforementioned conversion of the Series B preferred stock to common shares as well as the quarterly net loss.  Our tangible book value per common share as converted (non-GAAP measure) was $9.36 as of December 31, 2024, compared to $9.50 as of September 30, 2024.

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

Earnings Call Info

First Foundation Inc. will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on Thursday, January 30, 2025 to discuss its financial results. Analysts, investors, and the general public may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” at https://investor.ff-inc.com/events-and-presentations/default.aspx.  For those wishing to participate in the question-and-answer session, the conference call can be accessed by telephone at the following dial-in number:  Toll-Free at (888) 715-9871 using conference ID 2340475.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay at https://investor.ff-inc.com/events-calendar.

About First Foundation

First Foundation Inc. (NYSE: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with those of community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and X (formerly Twitter).

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, potential loan sales, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; changes in our strategic plan, and our ability to successfully implement such plan; the risk of incurring credit losses, which is an inherent risk of the banking business; the quality and quantity of our deposits; adverse developments in the financial services industry generally such as bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; risk that we will not be able to maintain growth at historic rates or at all; the risk that we will not be able to access the securitization market or otherwise sell loans on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with changes in interest rates, which could adversely affect our interest income, interest rate margins, and the value of our interest-earning assets, and therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; negative impacts of news or analyst reports about us or the financial services industry; the impacts of inflation on us and our customers; results of examinations by regulatory authorities and the possibility that such regulatory authorities may, among other things, limit our business activities or our ability to pay dividends, or impose fines, penalties or sanctions; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends at historic levels or at all; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NYSE rules.

Contact
Investors
Jamie Britton EVP, Chief Financial Officer 949-476-0300 jbritton@ff-inc.com

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)	December 31,	September 30,	December 31,
	2024	2024	2023
ASSETS

Cash and cash equivalents	$1,016,132	$1,106,422	$1,326,629

Securities available-for-sale ("AFS")	1,318,019	1,313,419	711,446
Securities held-to-maturity ("HTM")	712,105	734,863	789,578
Allowance for credit losses - investments	(4,134)	(7,299)	(8,220)
Total securities, net	2,025,990	2,040,983	1,492,804

Loans held for sale	1,285,819	1,788,395	-

Loans held for investment	7,941,393	8,088,863	10,177,802
Less: Allowance for credit losses	(32,302)	(29,300)	(29,205)
Total loans held for investment, net	7,909,091	8,059,563	10,148,597

Investment in FHLB stock	37,869	37,810	24,613
Accrued interest receivable	54,804	53,766	54,163
Deferred taxes	82,816	65,131	29,142
Premises and equipment, net	35,806	36,605	39,925
Real estate owned ("REO")	6,210	6,210	8,381
Bank owned life insurance	49,993	49,650	48,653
Core deposit intangibles	3,558	3,888	4,948
Derivative assets	5,086	-	-
Other assets	132,091	128,138	149,393
Total Assets	$12,645,265	$13,376,561	$13,327,248

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$9,870,279	$10,304,604	$10,688,932
Borrowings	1,425,369	1,691,453	1,409,056
Subordinated debt	173,459	173,444	173,397
Derivative liabilities	-	5,124	-
Accounts payable and other liabilities	122,795	132,139	130,520
Total Liabilities	11,591,902	12,306,764	12,401,905

Shareholders’ Equity:
Preferred stock	87,649	130,252	-
Common stock	82	68	56
Additional paid-in-capital	849,509	805,819	720,899
Retained earnings	125,038	139,148	218,575
Accumulated other comprehensive loss	(8,915)	(5,490)	(14,187)
Total Shareholders’ Equity	1,053,363	1,069,797	925,343
Total Liabilities and Shareholders’ Equity	$12,645,265	$13,376,561	$13,327,248

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Quarter Ended			For the Year Ended
(in thousands, except share and	December 31,	September 30,	December 31,	December 31,
per share amounts)	2024	2024	2023	2024	2023
Interest income:
Loans	$115,349	$120,285	$120,241	$474,322	$488,718
Securities	22,825	21,375	15,649	81,949	39,912
Cash, FHLB Stock, and Fed Funds	14,299	15,496	10,708	54,725	45,061
Total interest income	152,473	157,156	146,598	610,996	573,691

Interest expense:
Deposits	83,500	89,135	90,874	358,515	310,760
Borrowings	15,943	17,182	11,511	62,988	53,791
Subordinated debt	1,720	1,720	1,720	6,849	6,835
Total interest expense	101,163	108,037	104,105	428,352	371,386

Net interest income	51,310	49,119	42,493	182,644	202,305

Provision (reversal) for credit losses	20,647	282	229	20,700	(482)

Net interest income after provision for credit losses	30,663	48,837	42,264	161,944	202,787

Noninterest income:
Asset management, consulting and other fees	9,270	9,162	8,648	36,229	35,272
Gain (loss) on sale of loans	4,403	(13)	-	5,068	-
Gain on sale of securities available-for-sale	-	-	2,304	1,204	2,304
Capital market activities	(3,294)	(117,517)	-	(119,138)	-
Gain on sale of REO	-	-	-	679	-
Other income	2,988	2,788	2,924	10,086	11,775
Total noninterest income	13,367	(105,580)	13,876	(65,872)	49,351

Noninterest expense:
Compensation and benefits	25,406	20,009	18,353	83,917	84,297
Occupancy and depreciation	10,376	9,013	9,478	37,502	36,809
Professional services and marketing costs	5,845	5,095	3,499	17,997	15,184
Customer service costs	17,790	18,954	16,404	63,586	76,806
Goodwill impairment	-	-	-	-	215,252
Other expenses	7,572	7,154	8,158	30,450	23,854
Total noninterest expense	66,989	60,225	55,892	233,452	452,202

(Loss) income before income taxes	(22,959)	(116,968)	248	(137,380)	(200,064)
Income tax (benefit) expense	(8,848)	(34,794)	(2,300)	(44,973)	(1,000)
Net (loss) income	$(14,111)	$(82,174)	$2,548	$(92,407)	$(199,064)

Net (loss) income per share:
Basic	$(0.17)	$(1.23)	$0.05	$(1.41)	$(3.53)
Diluted	$(0.17)	$(1.23)	$0.05	$(1.41)	$(3.53)
Shares used in computation:
Basic	82,195,021	66,992,701	56,452,327	65,598,430	56,426,093
Diluted	82,195,021	66,992,701	56,477,589	65,598,430	56,426,093

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended			For the Year Ended
(in thousands, except share and per share amounts	December 31,	September 30,	December 31,	December 31,
and percentages)	2024	2024	2023	2024	2023
Selected Financial Data:
Return on average assets	(0.42)%	(2.44)%	0.08%	(0.69)%	(1.51)%
Return on average common equity	(5.8)%	(33.9)%	1.1%	(9.7)%	(19.6)%
Return on average tangible common equity (1)	(5.7)%	1.1%	1.2%	(0.7)%	1.9%
Efficiency ratio (2)	103.1%	98.1%	98.5%	99.0%	93.4%
Net interest margin	1.58%	1.50%	1.36%	1.40%	1.59%
Cost of deposits	3.19%	3.41%	3.41%	3.43%	2.92%
Loan to deposit ratio	93.5%	95.9%	95.2%	93.5%	95.2%
Noninterest expense to average total assets	2.02%	1.79%	1.70%	1.76%	1.80%
Loan originations	$364,475	$366,313	$338,829	$1,548,263	$1,538,237
Assets under management	$5,445,880	$5,499,489	$5,249,948	$5,445,880	$5,249,948
Average shareholders' equity to average total assets	8.00%	8.10%	7.00%	7.53%	7.74%
Tangible common equity to tangible assets ratio(1)	7.61%	7.00%	6.91%	7.61%	6.91%
Book value per common share	$12.79	$15.77	$16.39	$12.79	$16.39
Tangible book value per common share (1)	$12.75	$15.71	$16.30	$12.75	$16.30

Asset Quality:
Nonperforming assets
Nonaccrual loans	$40,444	$38,206	$11,832	$40,444	$11,832
Other real estate owned	6,210	6,210	8,381	6,210	8,381
Total nonperforming assets	$46,654	$44,416	$20,213	$46,654	$20,213

Loans 30 - 89 days past due	$17,069	$29,159	$28,928	$17,069	$28,928
Accruing loans 90 days or more past due	$12,900	$—	$1,730	$12,900	$1,730

Nonperforming assets to total assets	0.37%	0.33%	0.15%	0.37%	0.15%
Loans 30 - 89 days past due to total loans held for investment	0.21%	0.36%	0.28%	0.21%	0.28%
Allowance for credit losses to loans held for investment	0.41%	0.36%	0.29%	0.41%	0.29%
Allowance for credit losses to past due and nonaccrual loans	45.9%	43.5%	68.7%	45.9%	68.7%
Net charge-offs (recoveries) to average loans - annualized	0.70%	0.01%	0.02%	0.18%	0.03%

(1)	Return on average tangible equity, tangible common equity to tangible assets ratio, and tangible book value per share are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands)	2024	2024	2023	2024	2023
Banking:
Interest income	$152,473	$157,156	$146,598	$610,996	$573,691
Interest expense	99,444	106,317	102,362	421,503	364,310
Net interest income	53,029	50,839	44,236	189,493	209,381
Provision (reversal) for credit losses	20,647	282	229	20,700	(482)
Noninterest income	5,996	4,598	7,115	22,518	21,540
LHFS LOCOM adjustment	—	(117,517)	—	(117,517)	—
Noninterest expense
Goodwill impairment	—	—	—	—	215,252
Operating	57,970	53,206	50,182	205,017	210,514
(Loss) income before income taxes	(19,592)	(115,568)	940	(131,223)	(194,363)
Income tax (benefit) expense	(8,425)	(34,399)	(2,112)	(43,790)	560
Net (loss) income	$(11,167)	$(81,169)	$3,052	$(87,433)	$(194,923)

Wealth Management:
Noninterest income	$7,740	$7,704	$7,130	$30,583	$29,358
Noninterest expense	5,904	5,769	5,156	23,033	22,100
Income before income taxes	1,836	1,935	1,974	7,550	7,258
Income tax expense	497	551	520	2,129	2,072
Net income	$1,339	$1,384	$1,454	$5,421	$5,186

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	1,719	1,720	1,743	6,849	7,076
Net interest expense	(1,719)	(1,720)	(1,743)	(6,849)	(7,076)
Noninterest income	(369)	(365)	(369)	(1,456)	(1,547)
Noninterest expense	3,115	1,250	554	5,402	4,336
(Loss) income before income taxes	(5,203)	(3,335)	(2,666)	(13,707)	(12,959)
Income tax (benefit) expense	(920)	(946)	(708)	(3,312)	(3,632)
Net (loss) income	$(4,283)	$(2,389)	$(1,958)	$(10,395)	$(9,327)

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands)	2024	2024	2024	2024	2023
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$3,341,823	$3,322,471	$5,227,261	$5,220,725	$5,227,885
Single Family	873,491	889,616	917,656	929,922	950,712
Subtotal	4,215,314	4,212,087	6,144,917	6,150,647	6,178,597
Commercial properties	904,167	952,700	973,116	990,769	987,596
Land and construction	69,246	80,307	85,260	95,532	137,298
Total real estate loans	5,188,727	5,245,094	7,203,293	7,236,948	7,303,491
Commercial and industrial loans	2,746,351	2,837,830	2,866,024	2,831,982	2,856,228
Consumer loans	1,137	832	2,097	1,261	1,328
Total loans	7,936,215	8,083,756	10,071,414	10,070,191	10,161,047
Premiums, discounts and deferred fees and expenses	5,178	5,107	15,854	16,155	16,755
Total	$7,941,393	$8,088,863	$10,087,268	$10,086,346	$10,177,802

Loans held for sale	$1,376,491	$1,905,912	$—	$—	$—

Deposits:
Demand deposits:
Noninterest-bearing	$1,956,628	$2,136,442	$2,109,830	$1,827,520	$1,467,806
Interest-bearing	1,995,397	1,999,229	2,226,766	2,785,092	2,881,786
Money market and savings	3,524,801	3,543,668	3,656,369	3,309,002	3,195,670
Certificates of deposit	2,393,453	2,625,265	2,763,379	2,717,356	3,143,670
Total	$9,870,279	$10,304,604	$10,756,344	$10,638,970	$10,688,932

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2024	2024	2023	2024	2023
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$26,598	$23,740	$13,185	$137,996	$38,095
Single family	5,792	5,511	3,808	18,994	31,613
Subtotal	32,390	29,251	16,993	156,990	69,708
Commercial properties:
Non-owner occupied CRE	1	7	-	257	3,494
Owner-occupied CRE	1,361	1,695	100	3,721	4,312
Subtotal	1,362	1,702	100	3,978	7,806
Land and construction	4,778	3,644	14,264	27,993	74,051
Total real estate loans	38,530	34,597	31,357	188,961	151,565
Commercial and industrial loans	324,992	331,485	307,367	1,357,181	1,385,981
Consumer loans	953	231	105	2,121	691
Total	$364,475	$366,313	$338,829	$1,548,263	$1,538,237

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	6.12%	6.53%	6.98%	6.38%	6.23%
Single family	6.47%	7.75%	8.52%	7.67%	6.97%
Subtotal	6.18%	6.76%	7.33%	6.54%	6.56%
Commercial properties:
Non-owner occupied CRE	5.82%	8.50%	0.00%	5.36%	6.85%
Owner-occupied CRE	6.75%	7.94%	9.50%	7.63%	7.98%
Subtotal	6.75%	7.94%	9.50%	7.49%	7.47%
Land and construction	8.82%	9.15%	7.58%	8.57%	7.40%
Total real estate loans	6.53%	7.07%	7.45%	6.86%	7.02%
Commercial and industrial loans	7.63%	8.35%	8.58%	8.25%	8.04%
Consumer loans	7.95%	8.35%	6.02%	8.39%	7.20%
Total	7.51%	8.23%	8.47%	8.08%	7.94%

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2024	2024	2023	2024	2023
Average Balances:
Cash, FHLB stock, and fed funds	$1,180,222	$1,127,688	$812,068	$1,054,515	$981,593
Securities AFS	1,346,690	1,278,765	838,598	1,207,223	459,279
Securities HTM	721,548	741,873	793,219	751,926	819,945
Loans, including LHFS	9,770,057	10,055,865	10,208,857	10,005,219	10,477,485
Total interest-earnings assets	13,018,517	13,204,191	12,652,742	13,018,883	12,738,302
Deposits: interest-bearing	8,219,987	8,269,517	8,557,531	8,480,941	8,189,175
Deposits: noninterest-bearing	2,183,749	2,124,562	2,002,891	1,973,605	2,440,561
Borrowings	1,532,653	1,691,936	1,122,858	1,539,413	1,153,068
Subordinated debt	173,449	173,435	173,387	173,426	173,364
Total interest-bearing liabilities	9,926,089	10,134,888	9,853,776	10,193,780	9,515,607

Average Yield / Rate:
Cash, FHLB stock, and fed funds	4.82%	5.47%	5.23%	5.19%	4.59%
Securities AFS	5.47%	5.38%	5.33%	5.35%	4.80%
Securities HTM	2.45%	2.25%	2.25%	2.31%	2.18%
Loans, including LHFS	4.71%	4.77%	4.70%	4.74%	4.66%
Total interest-earnings assets	4.68%	4.75%	4.62%	4.69%	4.50%
Deposits (interest-bearing only)	4.04%	4.29%	4.21%	4.23%	3.79%
Deposits (noninterest and interest-bearing)	3.19%	3.41%	3.41%	3.43%	2.92%
Borrowings	4.14%	4.04%	4.07%	4.09%	4.67%
Subordinated debt	3.94%	3.94%	3.93%	3.95%	3.94%
Total interest-bearing liabilities	4.05%	4.24%	4.19%	4.20%	3.90%

Net Interest Rate Spread	0.62%	0.51%	0.43%	0.49%	0.60%

Net Interest Margin	1.58%	1.50%	1.36%	1.40%	1.59%

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance including, but not limited to, adjusted return on average assets, efficiency ratio, adjusted net income (loss) attributable to common shareholders, adjusted earnings (loss) per common share, and tangible book value per share.  These supplemental non-GAAP financial measures may vary from, and may not be comparable to, similarly titled measures of other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors may benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these non-GAAP measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income (loss) or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY; ADJUSTED RETURN ON AVERAGE ASSETS; AND ADJUSTED NET (LOSS) INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS (unaudited)

Return on average tangible common equity was calculated by excluding average goodwill and intangibles assets from the average common equity during the associated periods. Adjusted return on average assets represents adjusted net (loss) income attributable to common shareholders divided by average total assets.  Adjusted net (loss) income attributable to common shareholders includes various adjustments to net (loss) income, including non-cash adjustments associated with the transfer of loans from held for investment to held for sale (“LOCOM”), goodwill impairment charges, and others and any associated tax effect of those adjustments during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average common equity to the non-GAAP measure of return on average tangible common equity.  The table below also provides a reconciliation of the GAAP measure of net (loss) income  to the non-GAAP measure of adjusted net (loss) income attributable to common shareholders.  The table below also provides a reconciliation of the GAAP measure of return on average assets to the non-GAAP measure of adjusted return on average assets:

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2024	2024	2023	2024	2023
Average shareholders' equity	$1,063,014	$1,090,909	$919,667	$1,000,903	$1,017,884
Less: Average preferred stock	88,113	120,666	—	52,480	—
Average common equity	974,901	970,243	919,667	948,423	1,017,884
Less: Average goodwill and intangible assets	3,668	3,999	5,143	4,176	105,093
Average tangible common equity	$971,233	$966,244	$914,524	$944,247	$912,791

Average assets	$13,295,249	$13,475,165	$13,129,807	$13,297,682	$13,149,454

Net (loss) income	$(14,111)	$(82,174)	$2,548	$(92,407)	$(199,064)
Add: Goodwill impairment	—	—	—	—	215,252
Adjustments:
Plus: LHFS LOCOM adjustment	—	117,517	—	117,517	—
Plus: Amortization of intangible assets expense	330	334	389	1,391	1,636
Less: FDIC assessment credit	—	—	—	—	(724)
Less: Stock compensation expense reversal	—	—	—	—	(1,118)
Plus: Severance costs	—	—	—	—	748
Plus: Professional service costs	—	—	—	—	1,374
Total Adjustments	330	117,851	389	118,908	1,916
Less: Tax impact of adjustments above	(93)	(32,998)	(109)	(33,294)	(536)
Total after-tax adjustments to net (loss) income	238	84,853	280	85,614	1,380
Adjusted net (loss) income attributable to common shareholders(5)	$(13,873)	$2,679	$2,828	$(6,793)	$17,568

Tax rate utilized for calculating tax effect on adjustments to net (loss) income	28.0%	28.0%	28.0%	28.0%	28.0%

Return on average common equity(1)	(5.8)%	(33.9)%	1.1%	(9.7)%	(19.6)%
Return on average tangible common equity(2) (5)	(5.7)%	1.1%	1.2%	(0.7)%	1.9%

Return on average assets (3)	(0.42)%	(2.44)%	0.08%	(0.69)%	(1.51)%
Adjusted return on average assets (4) (5)	(0.42)%	0.08%	0.09%	(0.05)%	0.13%

(1)	Annualized net (loss) income divided by average common equity.
(2)	Annualized adjusted net (loss) income attributable to common shareholders divided by average tangible common equity.
(3)	Annualized net (loss) income divided by average assets.
(4)	Annualized adjusted net (loss) income divided by average assets.
(5)	Non-GAAP measure.

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of adjusted noninterest expense to adjusted revenue.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2024	2024	2023	2024	2023
Total noninterest expense	$66,989	$60,225	$55,892	$233,452	$452,202
Less: Goodwill impairment	-	-	-	-	(215,252)
Less: Amortization of intangible assets expense	(330)	(334)	(389)	(1,391)	(1,636)
Add: FDIC assessment credit	-	-	-	-	724
Less: Professional service costs	-	-	-	-	(1,374)
Add: Stock compensation expense reversal	-	-	-	-	1,118
Less: Severance costs	-	-	-	-	(748)
Adjusted Noninterest expense	$66,659	$59,891	$55,503	$232,061	$235,034

Net interest income	$51,310	$49,119	$42,493	$182,644	$202,305
Plus: Total noninterest income	13,367	(105,580)	13,876	(65,872)	49,351
Plus: LHFS LOCOM adjustment	-	117,517	-	117,517	-
Adjusted Revenue(1)	$64,677	$61,056	$56,369	$234,289	$251,656

Efficiency Ratio(1)	103.1%	98.1%	98.5%	99.0%	93.4%

(1) Non-GAAP measure

FIRST FOUNDATION INC. FOURTH QUARTER 2024 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER COMMON SHARE, AND ADJUSTED (LOSS) EARNINGS PER SHARE (BASIC AND DILUTED)

(unaudited)

Tangible shareholders’ equity, tangible common equity to tangible assets ratio, tangible common equity, tangible book value per common share, and adjusted (loss) earnings per share (basic and diluted) are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible common equity is calculated by taking shareholders’ equity and subtracting preferred stock and intangible assets.  Tangible common equity to tangible assets ratio is calculated by taking tangible common equity and dividing by tangible assets which is total assets excluding the balance of intangible assets. Tangible book value per common share is calculated by dividing tangible common equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.  Adjusted (loss) earnings per share (basic and diluted) is calculated by dividing adjusted net (loss) income attributable to common shareholders by average common shares outstanding (basic and diluted). The reconciliation of GAAP net (loss) income to adjusted net (loss) income attributable to common shareholders is presented on page 18 in “Non-GAAP Return on Average Tangible Common Equity; Adjusted Return on Average Assets and Adjusted Net (loss) Income Attributable to Common Shareholders.”

The table below provides a reconciliation of the GAAP measure of shareholders’ equity to tangible shareholders’ equity and tangible common equity.  The table below also provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity to tangible assets ratio.  The table below also provides a reconciliation of GAAP measure of book value per common share to the non-GAAP measure of tangible book value per common share.  The table below also provides a reconciliation of the GAAP measure of net (loss) income per share (basic and diluted) to the non-GAAP measure of adjusted (loss) earnings per share (basic and diluted):

	For the Quarter Ended
	December 31,	September 30,	December 31,
(in thousands, except per share amounts)	2024	2024	2023
Shareholders' equity	$1,053,363	$1,069,797	$925,343
Less: Preferred stock	87,649	130,252	—
Total common equity	965,714	939,546	925,343
Less: Intangible assets	3,558	3,888	4,948
Tangible common equity	$962,156	$935,658	$920,395

Total assets	$12,645,265	$13,376,561	$13,327,248
Less: Intangible assets	3,558	3,888	4,948
Tangible assets(1)	$12,641,707	$13,372,673	$13,322,300

Equity to asset ratio	8.33%	8.00%	6.94%
Tangible common equity to tangible assets ratio(1)	7.61%	7.00%	6.91%

Book value per common share	$12.79	$15.77	$16.39
Tangible book value per common share(1)	$11.68	$13.79	$16.30
Basic common shares outstanding	82,365,388	67,855,084	56,467,623
Additional common shares issued in July 2024 Capital Raise
and upon conversion of preferred shares:
Common shares underlying the Series A preferred shares	29,811,000	29,811,000	—
Common shares underlying the Series B preferred shares	—	14,490,000	—
Basic common shares outstanding upon conversion (adjusted)	112,176,388	112,156,084	—

Book value per common share (adjusted) (1)	$9.39	9.54	—
Tangible book value per common share (adjusted) (1)	$9.36	9.50	—

Adjusted net (loss) income attributable to common shareholders(1)	$(13,873)	$2,679	$2,828

Weighted average basic common shares outstanding	82,195,021	66,992,701	56,452,327
Diluted common shares outstanding	82,195,021	66,992,701	56,477,589
Net (loss) income per share (basic)	($ 0.17)	($ 1.23)	$ 0.05
Net (loss) income per share (diluted)	($ 0.17)	($ 1.23)	$ 0.05
Adjusted (loss) earnings per share (basic)(1)	($ 0.17)	$ 0.04	$ 0.05
Adjusted (loss) earnings per share (diluted)(1)	($ 0.17)	$ 0.04	$ 0.05

(1) Non-GAAP financial measure